EXHIBIT 3.2

IDERA PHARMACEUTICALS, INC.

CERTIFICATE OF DESIGNATIONS, PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES B PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

THE UNDERSIGNED DOES HEREBY CERTIFY, on behalf of Idera Pharmaceuticals, Inc., a Delaware corporation (the “Corporation”), that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), on November 17, 2022, which resolution provides for the creation of a series of the Corporation’s Preferred Stock, par value $0.01 per share, which is designated as “Series B Preferred Stock,” with the preferences, rights and limitations set forth therein relating to dividends, conversion, redemption, dissolution and distribution of assets of the Corporation

WHEREAS: the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), provides for a class of its authorized stock known as preferred stock, consisting of 5,000,000 shares, $0.01 par value per share (the “Preferred Stock”), issuable from time to time in one or more series.

RESOLVED: that, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, (i) a series of Preferred Stock of the Corporation be, and hereby is authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 200,000 shares of “Series B Preferred Stock” and (iii) the Board of Directors hereby fixes the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of such shares of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to the Preferred Stock of all classes and series, as follows:

TERMS OF PREFERRED STOCK

1.            Definitions. For the purposes hereof, the following terms shall have the following meanings:

1.1            “Adjournment Proposal” means any proposal to adjourn any meeting of stockholders called for the purpose of voting on the Reverse Stock Split.

1.2            “Common Stock” means the Corporation’s common stock, par value $0.001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

1.3            “Person” shall mean any individual, firm, corporation, partnership, limited liability company, trust or other entity, and shall include any successor (by merger or otherwise) to such entity.

1.4            “Redemption Time” shall mean (i) with respect to the Initial Redemption, the Initial Redemption Time and (ii) with respect to the Subsequent Redemption, the Subsequent Redemption Time.

1.5            “Reverse Stock Split” means any proposal to adopt an amendment to the Certificate of Incorporation to reclassify the outstanding shares of Common Stock into a smaller number of shares of Common Stock at a ratio specified in or determined in accordance with the terms of such proposal.

1.6            “Subsequent Redemption Time” shall mean the effective time of the Subsequent Redemption.

2.            Designation, Amount and Par Value. The series of Preferred Stock created hereby shall be designated as the Series B Preferred Stock (the “Series B Preferred Stock”), and the number of shares so designated shall be 200,000. Each share of Series B Preferred Stock shall have a par value of $0.01 per share.

3.            Dividends. The holders of Series B Preferred Stock, as such, shall not be entitled to receive dividends of any kind.

4.            Voting Rights. Except as otherwise provided by the Certificate of Incorporation or required by law, the holders of shares of Series B Preferred Stock shall have the following voting rights:

4.1            Except as otherwise provided herein or as otherwise required by the DGCL, each outstanding share of Series B Preferred Stock shall have 1,000,000 votes per share (and, for the avoidance of doubt, each fraction of a share of Series B Preferred Stock shall have a ratable number of votes). The outstanding shares of Series B Preferred Stock shall vote together with the outstanding shares of Common Stock, of the Corporation as a single class exclusively with respect to the Reverse Stock Split and the Adjournment Proposal and shall not be entitled to vote on any other matter except to the extent required under the DGCL. Notwithstanding the foregoing, and for the avoidance of doubt, each share of Series B Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption (as defined below) shall have no voting power with respect to, and the holder of each share of Series B Preferred Stock (or fraction thereof) redeemed pursuant to the Initial Redemption shall have no voting power with respect to any such share of Series B Preferred Stock (or fraction thereof) on, the Reverse Stock Split and the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split.

4.2            Unless otherwise provided on any applicable proxy or ballot with respect to the voting on the Reverse Stock Split or the Adjournment Proposal, the vote of each share of Series B Preferred Stock (or fraction thereof) entitled to vote on the Reverse Stock Split or the Adjournment Proposal shall be cast in the same manner as the vote, if any, of the share of Common Stock (or fraction thereof) in respect of which such share of Series B Preferred Stock (or fraction thereof) was issued as a dividend is cast on the Reverse Stock Split or the Adjournment Proposal, as applicable, and the proxy or ballot with respect to shares of Common Stock held by any holder on whose behalf such proxy or ballot is submitted will be deemed to include all shares of Series B Preferred Stock (or fraction thereof) held by such holder. Holders of Series B Preferred Stock will not receive a separate ballot or proxy to cast votes with respect to the Series B Preferred Stock on the Reverse Stock Split or the Adjournment Proposal brought before any meeting of stockholders held to vote on the Reverse Stock Split.

5.            Rank; Liquidation.

5.1            As to any distribution of assets upon a liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily (a “Dissolution”), the Series B Preferred Stock shall rank (1) senior to the Common Stock and (2) junior to each other series or class of the Corporation’s Preferred Stock issued either before or after the issuance of the Series B Preferred Stock, unless the terms of any such series shall provide otherwise. For the avoidance of any doubt, but without limiting the foregoing, neither the merger or consolidation of the Corporation with or into any other entity, nor the sale, lease, exchange or other disposition of all or substantially all of the Corporation’s assets shall, in and of itself, be deemed to constitute a Dissolution.

5.2            Upon any Dissolution, each holder of outstanding shares of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, prior and in preference to any distribution to the holders of Common Stock, an amount in cash equal to $0.001 per outstanding share of Series B Preferred Stock.

6.            Redemption.

6.1            All shares of Series B Preferred Stock that are not present in person or by proxy at any meeting of stockholders held to vote on the Reverse Stock Split and the Adjournment Proposal as of immediately prior to the opening of the polls at such meeting (the “Initial Redemption Time”) shall automatically be redeemed by the Corporation at the Initial Redemption Time without further action on the part of the Corporation or the holder thereof (the “Initial Redemption”).

6.2            Any outstanding shares of Series B Preferred Stock that have not been redeemed pursuant to an Initial Redemption shall be redeemed in whole, but not in part, (i) if such redemption is ordered by the Board of Directors in its sole discretion, automatically and effective on such time and date specified by the Board of Directors in its sole discretion or (ii) automatically upon the approval by the Corporation’s stockholders of the Reverse Stock Split at any meeting of the stockholders held for the purpose of voting on such proposal (any such redemption pursuant to this Section 6.2, the “Subsequent Redemption” and, together with the Initial Redemption, the “Redemptions”).

6.3            Each share of Series B Preferred Stock redeemed in any Redemption pursuant to this Section 6 shall be redeemed in consideration for the right to receive an amount equal to $0.10 in cash for each one hundred whole shares of Series B Preferred Stock that are “beneficially owned” by the “beneficial owner” (as such terms are defined below) thereof as of the applicable Redemption Time and redeemed pursuant to such Redemption, payable upon receipt by the Corporation of a written request submitted by the applicable holder to the corporate secretary of the Corporation (each a “Redemption Payment Request”) following the applicable Redemption Time. Such Redemption Payment Request shall (i) be in a form reasonably acceptable to the Corporation (ii) set forth in reasonable detail the number of shares of Series B Preferred Stock beneficially owned by the holder at the applicable Redemption Time and include evidence reasonably satisfactory to the Corporation regarding the same, and (iii) set forth a calculation specifying the amount in cash owed to such Holder by the Corporation with respect to the shares of Series B Preferred Stock that were redeemed at the applicable Redemption Time. For the avoidance of doubt, the redemption consideration in respect of the shares of Series B Preferred Stock (or fractions thereof) redeemed in any Redemption pursuant to this Section 6: (x) shall entitle the former beneficial owners of less than one hundred whole shares of Series B Preferred Stock redeemed in any Redemption to no cash payment in respect thereof and (y) shall, in the case of a former beneficial owner of a number of shares of Series B Preferred Stock (or fractions thereof) redeemed pursuant to any Redemption that is not equal to a whole number that is a multiple of one hundred, entitle such beneficial owner to the same cash payment, if any, in respect of such Redemption as would have been payable in such Redemption to such beneficial owner if the number of shares (or fractions thereof) beneficially owned by such beneficial owner and redeemed pursuant to such Redemption were rounded down to the nearest whole number that is a multiple of one hundred (such, that for example, the former beneficial owner of 150 shares of Series B Preferred Stock redeemed pursuant to any Redemption shall be entitled to receive the same cash payment in respect of such Redemption as would have been payable to the former beneficial owner of 100 shares of Series B Preferred Stock redeemed pursuant to such Redemption). As used herein, a Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own,” any securities which such Person is deemed to beneficially own, directly or indirectly, within the meaning of Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

6.4            From and after the time at which any shares of Series B Preferred Stock are called for redemption (whether automatically or otherwise) in accordance with Section 6.1 or 6.2, such shares of Series B Preferred Stock shall cease to be outstanding, and the only right of the former holders of such shares of Series B Preferred Stock, as such, will be to receive the applicable redemption price, if any. The shares of Series B Preferred Stock redeemed by the Corporation pursuant to this Certificate of Designation shall, upon such redemption, be automatically retired and restored to the status of authorized but unissued shares of Preferred Stock. Notwithstanding anything to the contrary herein or otherwise, and for the avoidance of doubt, any shares of Series B Preferred Stock (or fraction thereof) that have been redeemed pursuant to an Initial Redemption shall not be deemed to be outstanding for the purpose of voting or determining the number of votes entitled to vote on any matter submitted to stockholders (including the Reverse Stock Split, the Adjournment Proposal or any other matter brought before any meeting of stockholders held to vote on the Reverse Stock Split) from and after the time of the Initial Redemption. Notice of any meeting of stockholders for the submission to stockholders of any proposal to approve the Reverse Stock Split shall constitute notice of a redemption of shares of Series B Preferred Stock pursuant to an Initial Redemption and result in the automatic redemption of the applicable shares of Series B Preferred Stock (and/or fractions thereof) pursuant to the Initial Redemption at the Initial Redemption Time pursuant to Section 6.1 hereof. Notice by the Corporation of the approval by the Corporation’s stockholders of the Reverse Stock Split, whether by press release or a filing with the Securities and Exchange Commission, shall constitute a notice of redemption of shares of Series B Preferred Stock pursuant to a Subsequent Redemption and result in the automatic redemption of the applicable shares of Series B Preferred Stock (and/or fractions thereof) pursuant to the Subsequent Redemption at the Subsequent Redemption Time pursuant to Section 6.1 hereof. In connection with the filing of this Certificate of Designation, the Corporation has set apart funds for payment for the redemption of all shares of Series B Preferred Stock pursuant to the Redemptions and shall continue to keep such funds apart for such payment through the payment of the purchase price for the redemption of all such shares.

7.            Transfer. Shares of Series B Preferred Stock will be uncertificated and represented in book-entry form. No shares of Series B Preferred Stock may be transferred by the holder thereof except in connection with a transfer by such holder of any shares of Common Stock held thereby, in which case a number of one one-thousandths (1/1000ths) of a share of Series B Preferred Stock equal to the number of shares of Common Stock to be transferred by such holder shall be automatically transferred to the transferee of such shares of Common Stock. Notice of the foregoing restrictions on transfer shall be given in accordance with Section 151 of the DGCL.

8.            Fractional Shares. The Series B Preferred Stock may be issued in whole shares or in any fraction of a share that is one one-thousandth (1/1000th) of a share or any integral multiple of such fraction, which fractions shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, participate in distributions upon a Dissolution and have the benefit of any other rights of holders of Series B Preferred Stock.

9.            Severability. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof.

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IN WITNESS WHEREOF, the Idera Pharmaceuticals, Inc. has caused this Certificate of Designation of Preferences, Rights and Limitations to be duly executed by its Chief Business Officer and General Counsel this 17th day of November 2022.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Bryant D. Lim
Name:	Bryant D. Lim
Title:	Chief Business Officer and General Counsel